FORM CERTIFICATION TO BE PROVIDED BY THE DEPOSITOR WITH FORM 10-K

Re:  Citigroup Mortgage Loan Trust, Series 2004-HYB1,
     Asset-Backed Pass-Through Certificates, Series 2004-HYB1

     I, Susan Mills, certify that:

l. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Citigroup Mortgage Loan Trust Inc. (the "Registrant");

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution information, and the servicing information required to be provided to the trust administrator by the servicer under the pooling and servicing, or similar, agreement, is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the trust administrator in accordance with the terms of the pooling and servicing, or similar, agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the pooling and servicing, or similar, agreement; and

5. The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program or similar procedure, as set forth in the pooling and servicing, or similar, agreement that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: Countrywide Home Loan Servicing LP.






                                       CITIGROUP MORTGAGE LOAN TRUST INC.

                                       By:___/S/ Susan Mills____________
                                       Name: Susan Mills
                                       Title: Vice President
                                       Date: 3/28/05











Countrywide Home Loans
400 Countrywide Way
Simi Valley, California 93065-6298


March 15, 2005


CMLTI 2004-HYB1
388 GREENWICH STREET, 14th FLOOR
NEW YORK, NY 10005
Attn: JOHN HANNON


OFFICER'S CERTIFICATE


I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Inc., fka Countrywide Funding Corporation. I further certify, with respect to the Servicing Agreements for Countrywide Home Loan Servicing LP, the following:

I have reviewed the activities and performance of the Servicer during the fiscal year ended December 31, 2004 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.


/S/ Joseph Candelario                           March 15, 2005
First Vice President                            Date
Compliance Officer
Loan Administration


re:  Investor Numbers:  7003814



















KPMG LLP
Suite 2000
355 South Grand Avenue
Los Angeles, CA 90071-1568




                     Independent Accountants' Report



The Board of Directors
Countrywide Financial Corporation:


We have examined the accompanying management's assertion, that Countrywide Financial Corporation and subsidiaries, including its wholly-owned subsidiary Countrywide Home Loans, Inc. (CHL) and Countrywide Home Loans Servicing, L.P., a wholly-owned subsidiary of CHL, (collectively, the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2004. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Countrywide Financial Corporation and subsidiaries,including its wholly-owned subsidiary Countrywide Home Loans, Inc. (CHL) and Countrywide Home Loans Servicing, L.P., a wholly-owned subsidiary of CHL, complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.



March 17, 2005


/S/ KPMG LLP




KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.






Countrywide Home Loans
2900 Madera Blvd
Simi Valley, California  93065-6298
(805) 955-1000




                       Management's Assertion



March 17, 2005

As of and for the year ended December 31, 2004, Countrywide Financial Corporation and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc. ("CHL"), and Countrywide Home Loan Servicing, L.P. a wholly owned subsidiary of CHL)("the Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform
Single Attestation for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $100 million, respectively.



/S/ Thomas K. McLaughlin
Thomas K. McLaughlin
Executive Managing Director and
Chief Financial Officer


/S/ Kevin Meyers
Managing Director, Chief Financial Officer
Loan Administration